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                                                                     EXHIBIT 5.1

                       [Letterhead of King & Spalding LLP]

                                  June 12, 2003

Georgia-Pacific Corporation
133 Peachtree Street, N.E.
Atlanta, Georgia 30303

RE: LEGALITY OF THE 8.875% SENIOR NOTES DUE 2010 AND 9.375% SENIOR NOTES DUE 2013 AND RELATED SUBSIDIARY GUARANTEES

Ladies and Gentlemen:

            We have acted as counsel for Georgia-Pacific Corporation, a Georgia corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed exchange of up to $700,000,000 aggregate principal amount of 8.875% Senior Notes due 2010 (the "New 2010 Notes") and $800,000,000 aggregate principal amount of 9.375% Senior Notes due 2013 (the "New 2013 Notes" and, together with the New 2010 Notes, the "New Notes") of the Company for a like principal amount of the Company's issued and outstanding $700,000,000 aggregate principal amount of 8.875% Senior Notes due 2010 (the "Old 2010 Notes") and $800,000,000 aggregate principal amount of 9.375% Senior Notes due 2013 (the "Old 2013 Notes" and, together with the Old 2010 Notes, the "Old Notes"). Fort James Corporation, a wholly owned subsidiary of the Company (the "Subsidiary Guarantor"), will unconditionally guarantee the obligations of the Company under the New Notes (the "Note Guarantees").

            In so acting, we have reviewed the Indentures, each dated as of January 30, 2003, among the Company, the Subsidiary Guarantor and the Bank of New York, as Trustee, relating to the Old Notes and the New Notes (collectively, the "Indentures"). We have also reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies.

            For purposes of the opinions below, we have assumed that the execution and delivery of, and the performance of all obligations under, the Indentures and the Note Guarantees have been duly authorized by all requisite action by the Trustee and the Subsidiary Guarantor, as applicable, and that the Indentures and the Note Guarantees have been duly executed and delivered by the Trustee and the Subsidiary Guarantor, as applicable, and are valid and binding agreements of, the Trustee, enforceable against the Trustee in accordance with their terms.
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            This opinion is limited in all respects to the laws of the State of
New York and the Georgia Business Corporation Code, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

            Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

            (1) The Indentures have been duly authorized, executed and delivered by the Company and constitute a valid and binding obligation of the Company and the Subsidiary Guarantor, enforceable against the Company and the Subsidiary Guarantor in accordance with their terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

            (2) The New Notes have been duly authorized by the Company and, when executed and delivered by the Company and duly authenticated in accordance with the terms of the Indentures and delivered in exchange for the Old Notes, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

            (3) When the New Notes are executed and delivered by the Company and duly authenticated in accordance with the terms of the Indentures and delivered in exchange for the Old Notes, the Note Guarantees will constitute valid and binding obligations of the Subsidiary Guarantor, enforceable against the Subsidiary Guarantor in accordance with their terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

            This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, that could affect the opinions contained herein. This opinion may not be furnished to or relied upon by any person or entity (other than the addressee hereof) for any purpose without our prior written consent.

            We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus that is included in the Registration Statement.

                                                 Very truly yours,


                                                 /s/ King & Spalding LLP